Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Investor Relations: Susan Wright Greenfield 305-569-3449	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Issues Interim Update

Company to Release Third- Quarter Earnings Results on July 26, 2007

CORAL GABLES, Fla. – July 12, 2007 – BankUnited Financial Corporation (NASDAQ:BKUNA), parent company of BankUnited FSB today issued an interim update for the third fiscal quarter ended June 30, 2007. BankUnited will issue a full earnings report on Thursday, July 26, 2007 prior to the market opening.

The company said that it expects earnings for the third fiscal quarter of 2007, to be approximately even with the $0.62 per diluted common share reported for the same quarter of 2006. During the quarter, the company repurchased approximately 1 million shares of its Class A Common Stock.

Loan Sales

Although there were gains available at times on option ARM whole loan sales, the company deemed these gain-on-sale margins as insufficient and elected to hold loans in the third quarter. The company anticipates that the gain-on-sale of loans will be approximately $500,000 for the third fiscal quarter, compared to $3.5 million for the prior quarter.

Asset Quality

BankUnited continues to experience low net-charge offs. Net charge-offs are expected to total approximately $1.1 million, which is slightly below the previous quarter and approximately 0.04% annualized of average total loans. The company continues to believe that losses will not be significantly higher than historical levels. BankUnited expects to report total non-performing assets of approximately $125 million, or 0.86% of total assets.

Capital, Capital Ratios and Book Value

Based on the 1 million shares repurchased this quarter, at June 30, 2007, approximately 2.55 million shares remained available for repurchase under the program.

In addition, during the third fiscal quarter of 2007, the company raised $184 million through the sale of 3,680,000 6.75% HiMEDS equity units, which mandatorily convert to common equity in May 2010 at a maximum price of $32.76. The pro-forma book value of the company’s common stock at March 31, 2007, assuming a full conversion of the HiMEDS units, equals $23.29, which represents an increase of $1.45 per share over the reported book value of $21.84. The pro-forma number is a non-GAAP financial measure as defined by SEC Regulation G, and the company believes it is useful to investors in evaluating the company’s capital position. The company does not intend for the pro-forma number to be considered in isolation or as a substitute for any GAAP measure.

Conference Call and Webcast

A conference call to discuss the earnings for the quarter will be held at 2 p.m. EDT on Thursday, July 26, 2007, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Senior Executive Vice President of Corporate Finance James Foster.

The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial-in telephone number at (888) 300-2666 (domestic) or (706) 902-0105 (international). The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 7318576. A replay of the call will be available from 5:30 p.m. EDT on July 26 through 11:59 p.m. EDT on Aug. 2 by calling toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is 7318576.

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. At March 31, 2007, BankUnited had assets of $14 billion.

Serving customers through 82 branches in 13 coastal counties, Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough, Sarasota, Lee, Indian River and Pinellas, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “would,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to materially from current management expectations included, but are not limited to, general business and economic conditions, either nationally or regionally; fiscal or monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; real estate values; competition from other financial service companies in our markets; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional Company debt or equity; the concentration of operations in Florida, if Florida business or economic conditions decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the Company’s common stock; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the Company’s operations, price, products and delivery of services.